APPALOOSA MANAGEMENT, L.P.
                                 26 Main Street
                            Chatham, New Jersey 07928

                                           November 14, 2007

Harbinger Capital Partners Master Fund I, Ltd.
555 Madison Avenue, 16th Floor
New York, NY 10022
Attn:  Philip A. Falcone

Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
New York, New York  10080
Attention:  Robert Spork/Rick Morris

UBS Securities LLC
299 Park Avenue
New York, New York  10171
Attention: Steve Smith/Osamu Watanabe

Goldman, Sachs & Co.
1 New York Plaza
New York, NY  10004
Attention: Donald Mullen / Tom Wagner

Pardus Special Opportunities Master Fund L.P.
590 Madison Avenue
Suite 25E
New York, NY 10022
Attention: Timothy Bass

Ladies and Gentlemen:

          Reference is made to that certain Equity Purchase and Commitment Agreement, dated August 3, 2007 (as from time to time amended, restated, amended and restated, modified or supplemented in accordance with the terms thereof, including by the Amendment, the "Agreement"), entered into by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware ("ADAH"), Harbinger Del-Auto Investment Company, Ltd., an exempted company formed under the laws of the Cayman Islands ("Harbinger"), Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation ("Merrill"), UBS Securities LLC, a limited liability company formed under the laws of the State of Delaware ("UBS"), Goldman, Sachs & Co., a limited partnership formed under the laws of the State of New York ("GS") and Pardus DPH Holding LLC, a limited liability company formed under the laws of the State of Delaware ("Pardus"; Harbinger, Merrill, UBS, GS and Pardus herein referred to collectively as the "Other Investors" and each individually as an "Other Investor"), on the one hand, and Delphi Corporation (the "Company"), a Delaware corporation, on the other hand. Each of ADAH, Harbinger, Merrill, UBS, GS and Pardus have proposed to the Company to amend the Agreement pursuant to an amendment thereto (as it may be modified or supplemented, the "Amendment") attached to that certain proposal letter, dated November 14, 2007 delivered to the Company (the "Proposal Letter"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

          1. Appaloosa Management L.P. ("AMLP") hereby acknowledges and agrees with each Other Investor that it will cause ADAH to not approve the Disclosure Letter, Plan, Confirmation Order, Business Plan, the Rights Offering Registration Statement, Rights Offering Prospectus and Issuer Free Writing Prospectus, or GM Settlement (or amendments to the foregoing) without first providing drafts of such documents to such Other Investors for their review, to the extent practicable, consulting with such Other Investor regarding such documents and considering in good faith any reasonable comments of such other parties and their respective counsel related thereto.

          2. In addition, through the Closing Date, (a) only to the extent that ADAH is entitled to deliver a deficiency notice as set forth in Section 9(a)(xxviii) of the Agreement with respect to any of the following matters, AMLP agrees that the relevant Material Investment Document will not be satisfactory to ADAH, to the extent any such Material Investment Document (i) materially and adversely (A) modifies directly (or indirectly by changing the terms of the Company's Series C Preferred Stock or otherwise) the rights of the Series B Preferred Stock as specifically set forth in the Preferred Term Sheet under the headings "Securities to be Issued", "Mandatory Conversion Into Common Stock", "Liquidation Rights", "Ranking", "Conversion of Preferred Stock Into Common Stock", "Dividends", "Preference with Respect to Dividends", "Restriction on Redemptions of Junior Stock", "Change of Control", "Registration Rights", "Preemptive Rights", or "Commitment Fee" or (B) modifies directly (or indirectly by changing the terms of the Company's Series C Preferred Stock or otherwise) the rights of the Other Investors as potential purchasers of New Common Stock or
(ii) increases the consideration payable to GM as set forth in the Plan delivered by Delphi to ADAH on the date hereof (and disclosed to the Other Investors), modifies the equity capitalization of the Company as set forth in
Section 3(d) of the Agreement, modifies the amount or pricing of the preferred stock to be issued by the Company in connection with the Plan, reflects a modification of the $10.25 billion total enterprise valuation of the Company upon which the Purchase Price for Unsubscribed Shares is based, increases the Purchase Price payable by Other Investors for Unsubscribed Shares to be purchased by the Other Investors or increases the number of Unsubscribed Shares to be purchased by Other Investors as set forth on Schedule 2 of the Agreement in each case referred to in this clause (ii) in a manner that materially and adversely effects the Other Investors, and in each case referred to in this clause (a) AMLP will cause ADAH to promptly issue (and not withdraw) a deficiency notice with respect thereto and AMLP shall cause ADAH to use all reasonable efforts to ensure that, if such circumstances exist, the condition set forth in Section 9(a)(xxviii) or any other relevant condition of the Agreement shall not be satisfied or waived, (b) without the prior written consent of each of the Other Investors, AMLP shall take all actions required to ensure that ADAH shall not waive the condition set forth in Section 9(a)(iv) of the Agreement and (c) without the prior written consent of each of the Other Investors, AMLP shall take all actions required to ensure that ADAH shall not waive the conditions set forth in

Sections 9(a)(xx) or 9(a)(xxvii)of the Agreement (provided, that such prior written consent shall only be required in the case of a waiver of the Section 9(a)(xx) condition in which the pro forma interest expense referred to therein exceeds the $585 million referred to therein by more than $10 million). Additionally, ADAH will not determine that the Disclosure Statement to be filed with the Bankruptcy Court on November 16, 2007 is reasonably satisfactory to the extent that the Disclosure Statement has any of the effects described in this paragraph 2.

          3. Additionally, AMLP hereby acknowledges and agrees with each other party that only to the extent that ADAH is entitled to deliver a deficiency notice as set forth in Section 9(a)(xxviii) of the Agreement with respect to any of the following matters, AMLP agrees that the relevant Material Investment Document will not be satisfactory to ADAH, to the extent any such Material Investment Document materially and adversely modifies the rights of the Series B Preferred Stock to appoint a member of the "Search Committee" (subject to determination by ADAH) or with respect to the "Joint Investor Director" (each as defined in the Preferred Term Sheet), the initial term of the Joint Investor Director, or the conversion rights of the Series B Preferred Stock set forth in the Preferred Term Sheet upon a "Change of Control Transaction" (as defined in the Preferred Term Sheet) under the heading "Change of Control" in the Preferred Term Sheet and AMLP will cause ADAH to promptly issue (and not withdraw) a deficiency notice with respect thereto and AMLP shall cause ADAH to use all reasonable efforts to ensure that, if such circumstances exist, the condition set forth in Section 9(a)(xxviii) or any other relevant condition of the Agreement shall not be satisfied or waived.

          4. Each party hereto represents and warrants to the other parties hereto that such party (and its affiliates) is not party to any agreement with any other party to this Agreement (or its affiliates) relating to the transactions contemplated by the Agreement that has not been disclosed to each other party to this letter agreement.

          5.   Prior to entry of the Confirmation Order, except as set forth in
Section 7 hereof, each party hereto agrees that it shall not (and shall cause its subsidiaries and controlled affiliates not to) (a) sell, transfer, assign, pledge, or otherwise dispose, directly or indirectly, of its right, title or interest in respect of its claims against or interests in any of the Debtors (to the extent held by it on the date hereof or acquired hereafter), in whole or in part, or (b) grant any proxies, deposit any such claims or interests (to the extent held by it on the date hereof or acquired hereafter) into a voting trust, or enter into a voting agreement with respect to such claims or interests, as the case may be, unless in the case of either (a) or (b), the transferee agrees in writing at the time of such transfer to be bound by all obligations of the transferor contained in Sections 5 to 8 of this letter agreement, and the transferor, within three (3) Business Days, provides written notice of such transfer to each other party, together with a copy of the written agreement of the transferee agreeing to be so bound. Each party hereto further agrees that it may not create any subsidiary or affiliate for the sole purpose of acquiring any claims against or interests in any member of the Debtors without causing such subsidiary or affiliate to become a party to this letter agreement prior to such acquisition.

          6. Prior to entry of the Confirmation Order, each party hereto hereby confirms, on a several but not joint basis, that it and its affiliates remains the beneficial holder of, and/or the holder of investment authority over, the claim and interests, if any, previously disclosed in connection with its applicable non-disclosure agreement with the Debtors and that it will advise each party hereto upon any change in its or its affiliates' holdings, except with respect to any transaction covered by Section 7 hereof.

          7. Notwithstanding anything contained in this letter agreement, each party hereto can, without following the procedures set forth in Sections 5 or 6 hereof, (a) purchase, sell, transfer, pledge or otherwise dispose, directly or indirectly any rights to purchase shares of New Common Stock it receives pursuant to the Rights Offering, (b) engage in market making in any of the Debtors' equity and debt securities as well as claims, and (c) engage in proprietary trading in any of the Debtors' debt securities and claims. The term "subsidiaries", "controlled affiliates" and "affiliates" shall exclude Fiduciary Affiliates. "Fiduciary Affiliates" shall mean, with respect to any party, the specific entities identified as such on Annex A hereto, who are prohibited by their fiduciary duties from complying with this letter agreement. Such Annex A to be delivered to and reasonably satisfactory to each other party within 3 Business Days of the date hereof.

          8. Unless and until this letter agreement has been terminated, and subject to each party's obligations under this Section 8 of this letter agreement being subject to (a) the Plan set forth in Exhibit B to the Agreement, and (b) Delphi and GM reaching agreement on all documents pertinent in any way to GM's participation in the Plan and/or all transactions contemplated thereby, including, without limitation, definitive documentation evidencing all aspects of the commercial, business and labor-related agreements between Delphi and GM and any other Designated Issues (as defined in the Original PSA) (collectively, the "Delphi/GM Definitive Documents"), and provided that any failure by any party to take or refrain from taking, as the case may be, any actions described below in this letter agreement shall not create any claim or cause of action against them or any of their affiliates, each party agrees (and shall cause its respective subsidiaries and controlled affiliates to agree) that it will:

          (a) Support the entry by the Bankruptcy Court of an order approving the Disclosure Statement (the "Disclosure Statement Order");

          (b) Not commence any proceeding or prosecute, join in, or otherwise support any action to oppose or object to entry of the Disclosure Statement Order;

          (c) Not, nor will it encourage any other person or entity to, object to, delay, impede, appeal, or take any other action, directly or indirectly, to interfere with, entry of the Disclosure Statement Order;

          (d) Until March 31, 2008, or such later date as may be mutually agreed by the parties to this letter agreement (such agreement not to be unreasonably withheld), not, directly or indirectly (i) initiate, solicit, knowingly cooperate with, or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or can reasonably be expected to lead to, any Alternate Transaction, (ii) engage in, continue, or otherwise participate in any negotiations regarding any Alternate Transaction, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, or other agreement relating to any Alternate Transaction or (iv) withhold, withdraw, qualify, or modify (or resolve to do so) in a manner adverse to the parties to this letter agreement its approval or recommendation of this letter agreement, the Plan or the transactions contemplated hereby and thereby; and that it will cause its subsidiaries and controlled affiliates not to undertake, directly or indirectly, any of the actions described in the immediately preceding clauses (i) through (iv); and that it will use its commercially reasonable efforts to cause its respective directors, officers, employees, investment bankers, attorneys, accountants, and other advisors or representatives not to undertake, directly or indirectly, any of such actions; provided however, that if this provision is extended beyond March 31, 2008, as provided above, from and after March 31, 2008, with AMLP's prior consent, all parties hereto may be released from any and all of the foregoing prohibitions of this letter agreement;

          (e) Support the Confirmation Order; provided, however, that, for the avoidance of doubt, nothing in this letter agreement is an agreement by any of the parties hereto to vote to accept or reject the Plan;

          (f) Not commence any proceeding or prosecute, join in, or otherwise support any action to oppose or object to the Plan; and

          (g) Not, nor will it encourage any other person or entity to, delay, object to, impede, appeal, or take any other action, directly or indirectly, to interfere with the acceptance, confirmation or occurrence of the effective date of the Plan.

Notwithstanding any other term or provision of this letter agreement, nothing herein shall prevent any party hereto from taking any action as it determines is necessary or appropriate to protect its interests, including, without limitation, objecting (in writing or orally) or filing a response to any document, such as the Plan or Disclosure Statement, adversary proceeding or objection filed in the Chapter 11 Cases by any party in interest.

          9. Other than the last sentence of Section 2, which shall be effective immediately, this letter agreement shall become effective only upon the effectiveness of the Amendment. This letter agreement shall terminate automatically upon the earliest to occur of (i) the termination of the Agreement in accordance with its terms, (ii) the Closing Date, (iii) with respect to any Other Investor exercising its rights under Section 12(d) of the Agreement, a Limited Termination and (iv) the expiration, in accordance with its terms, of the Proposal Letter if the Amendment has not then become effective.

          This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). ADAH AND THE INVESTORS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS.

          The parties hereto acknowledge and agree that, upon the effectiveness of this letter agreement in accordance with the terms hereof, (x) that certain side letter of AMLP in favor of Harbinger Capital Partners Master Fund I, Ltd., Merrill, UBS, GS and Pardus Special Opportunities Master Fund L.P., dated July 18, 2007, will be deemed immediately terminated and of no further force and effect and (y) neither AMLP nor any Other Investor shall have any further liability or obligation under such commitment letter.

          This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and same instrument.

                                     * * * *

                                                      Sincerely,

                                                      APPALOOSA MANAGEMENT, L.P.


                                                      By: /s/ James E. Bolin
                                                          ----------------------
                                                      Name:  James E. Bolin
                                                      Title: Partner

Agreed to and accepted as of the date first above written:

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By: Harbinger Capital Partners Offshore
    Manager, L.L.C., as investment manager


    By: /s/ William R. Lucas, Jr.
        -----------------------------
    Name:  William R. Lucas, Jr.
    Title: Executive Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED


By: /s/ Graham Goldsmith
    ---------------------------------
Name:  Graham Goldsmith
Title: Managing Director

UBS SECURITIES LLC


By: /s/ Steve Smith
    ---------------------------------
Name:  Steve Smith
Title: Managing Director


By: /s/ Andrew Kramer
    ---------------------------------
Name:  Andrew Kramer
Title: Managing Director

GOLDMAN, SACHS & CO.


By: /s/ Justin Slatky
    ---------------------------------
Name:  Justin Slatky
Title: Managing Director

PARDUS SPECIAL OPPORTUNITIES MASTER FUND L.P.

By: PARDUS CAPITAL MANAGEMENT L.P., its investment manager

By: PARDUS CAPITAL MANAGEMENT L.L.C., its general partner


By: /s/ Joseph Thornton
    ---------------------------------
Name: Joseph Thornton
Title: